NEWS RELEASE

Investor Relations Contact:	Date: November 6, 2013
Nick Conrad
Phone: 419-891-6415
E-mail: nick_conrad@andersonsinc.com

THE ANDERSONS, INC. REPORTS RECORD THIRD QUARTER RESULTS
Third Quarter Earnings of $0.91 per Diluted Share
Grain, Ethanol, and Rail Groups Lead Earning Results

MAUMEE, OHIO, November 6, 2013-The Andersons, Inc. (NASDAQ: ANDE) today announced third quarter net income attributable to the company of $17.2 million, or $0.91 per diluted share, on revenues of $1.2 billion. In the third quarter of 2012, the company reported results of $16.9 million, or $0.90 per diluted share, on revenues of $1.1 billion. For the first nine months of 2013, the company earned $59.3 million, or $3.15 per diluted share, on revenues of $4.0 billion. In the same period of 2012, The Andersons reported results of $64.5 million, or $3.43 per diluted share, on $3.6 billion of revenues.

At the end of July, the company and Lansing Trade Group formed a 50/50 joint venture and acquired Thompsons Limited, a grain and food-grade bean handler/processer and agronomy input provider, headquartered in Blenheim, Ontario, and operating 12 locations across Ontario and Minnesota.

The Grain Group had operating income of $14.3 million in the third quarter of 2013 versus $10.8 million for the same period last year. Both space income and gross profit on sales in the third quarter were higher than the prior year. The company’s investment in Lansing Trade Group also had strong results. Revenues for the Grain Group were $766 million and $677 million for the third quarter of 2013 and 2012, respectively. Revenues increased due to an increase in the bushels sold, as the average price per bushel decreased. The Grain Group’s operating income for the first nine months of the year was $24.7 million on revenues of $2.5 billion. Last year, its operating income through September was $45.5 million on revenues of $2.1 billion. The group’s 2013 results have been materially impacted by the 2012 drought.

The Ethanol Group achieved record operating income of $10.9 million in the third quarter on revenues of $213 million. This compares to an operating loss of $0.9 million during the same period last year on revenues of $210 million. This income increase was primarily the result of an increase in the company’s earnings from its investments in the ethanol production facilities, which benefited from higher ethanol margins. These facilities also continue to benefit from significant income provided by co-products such as corn-oil, distillers dried grains, E-85, and CO2. The group’s operating income through September was a record $24.0 million on revenues of $635 million. Last year, its operating loss through September was $2.9 million on revenues of $528 million. The year to date revenue increase was due to added volume from its Denison, Iowa plant and an increase in the average price per gallon of ethanol.

The Rail Group achieved third quarter operating income of $12.4 million on revenues of $48 million. In the same three month period of 2012, the group earned $19.1 million and revenues were $60 million. This quarter, the group recognized $2.2 million in gains on sales of railcars. Last year, the group recognized

$13.5 million in gains on sales of railcars and related leases and non-recourse transactions during the third quarter. Gross profit from the leasing business increased significantly this quarter due to an increase in the average lease rate. The group also recognized gains related to the settlement of two non-performing leases. The average utilization rate for the quarter was 86.2 percent, which is up from 84.3 percent last year. The group’s first nine months operating income was a record $36.6 million on $132 million of revenues. In 2012, operating income through September was $34.3 million and revenues were $128 million. These results include gains similar to those aforementioned of $15.8 million and $22.2 million in 2013 and 2012, respectively. In September, the company completed the acquisition of Mile Rail, LLC, a railcar repair and cleaning facility headquartered in Kansas City, Missouri, with two satellite locations in Nebraska and Indiana.

The Plant Nutrient Group’s third quarter operating loss was $1.6 million on revenues of $96 million. In the same three month period of 2012, the group had operating income of $0.8 million on revenues of $135 million. Margins in the third quarter were solid, but volume was down significantly as customers have only been purchasing nutrients as needed due to lower price trends and increased volatility in the market. Some of this volume shortfall may be regained in the fourth quarter. The group’s operating income the first nine months was $21.0 million on $538 million of revenues. Last year, its operating income through September was $34.5 million on revenues of $619 million. Decreased revenues this year are due primarily to lower volume and to a lesser extent to lower selling prices.

The Turf & Specialty Group had an operating loss of $0.1 million in the third quarter on $28 million of revenues. Last year, the group reported an operating loss of $1.6 million on $22 million of revenues for the same period. Through the first nine months of 2013, the group’s operating income was a record $6.1 million on $118 million of revenues. Last year, its operating income was $3.4 million for the same period on revenues of $110 million.

The Retail Group had an operating loss of $2.0 million in the third quarter of 2013 on revenues of $31 million. In the comparable period last year, the group’s operating loss was $1.8 million and total revenues were $35 million. Through nine months, the group recorded a loss of $3.7 million and total revenues of $103 million. Last year through September the group lost $3.1 million on total revenues of $110 million.

“We had a record third quarter, due the exceptional results seen in our Ethanol and Rail groups,” CEO Mike Anderson stated. “We also had good results in the Grain Group,” added Mr. Anderson. “Our expectation for the last quarter of the year is that it will be comparable to results seen in 2010 and 2011. The fourth quarter of 2012 results were tempered by the drought, which we are happy to say is behind us; we are instead in the midst of a record corn crop. Looking back, I am proud of our employees and how they effectively managed through the 2012 drought, with good earnings,” concluded Mr. Anderson.

The company will host a webcast on Thursday, November 7, 2013 at 11:00 A.M. ET, to discuss its performance. This can be accessed under the heading “Investor” on its website at www.andersonsinc.com.

The Andersons, Inc. is a diversified company rooted in agriculture. Founded in Maumee, Ohio, in 1947, the company conducts business across North America in the grain, ethanol, and plant nutrient sectors, railcar leasing, turf and cob products, and consumer retailing.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

FINANCIAL TABLES FOLLOW . . .

The Andersons, Inc.
Condensed Consolidated Statements of Income
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except per share data)	2013	2012	2013	2012
Sales and merchandising revenues	$1,181,374	$1,138,402	$4,020,308	$3,591,369
Cost of sales and merchandising revenues	1,108,228	1,060,086	3,764,660	3,324,533
Gross profit	73,146	78,316	255,648	266,836

Operating, administrative and general expenses	69,193	58,029	192,665	177,339
Interest expense	5,348	5,482	16,607	16,192
Other income:
Equity in earnings of affiliates	22,177	6,027	39,991	15,406
Other income, net	7,605	3,492	11,623	9,409
Income before income taxes	28,387	24,324	97,990	98,120
Income tax provision	10,348	9,133	36,907	36,730
Net income	18,039	15,191	61,083	61,390
Net loss attributable to the noncontrolling interests	878	(1,693)	1,805	(3,100)
Net income attributable to The Andersons, Inc.	$17,161	$16,884	$59,278	$64,490

Per common share:
Basic earnings attributable to The Andersons, Inc. common shareholders	$0.92	$0.91	$3.17	$3.47
Diluted earnings attributable to The Andersons, Inc. common shareholders	$0.91	$0.9	$3.15	$3.43
Dividends paid	$0.16	$0.15	$0.48	$0.45

The Andersons, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

(in thousands)	September 30, 2013	December 31, 2012	September 30, 2012

Assets
Current assets:
Cash and cash equivalents	$134,441	$138,218	$80,370
Restricted cash	164	398	160
Accounts receivable, net	178,970	208,877	199,158
Inventories	429,017	776,677	682,292
Commodity derivative assets - current	105,390	103,105	166,264
Deferred income taxes	5,254	15,862	20,627
Other current assets	42,278	54,016	41,568
Total current assets	895,514	1,297,153	1,190,439

Other assets:
Commodity derivative assets - noncurrent	5	1,906	7,047
Goodwill	58,554	51,418	19,226
Other assets, net	52,177	53,711	48,575
Equity method investments	262,643	190,908	190,057
	373,379	297,943	264,905
Railcar assets leased to others, net	233,024	228,330	252,702
Property, plant and equipment, net	380,374	358,878	283,394
Total assets	$1,882,291	$2,182,304	$1,991,440

Liabilities and equity
Current liabilities:
Borrowings under short-term line of credit	$—	$24,219	$275,522
Accounts payable for grain	241,575	582,653	250,066
Other accounts payable	200,664	165,201	204,347
Customer prepayments and deferred revenue	23,974	105,410	77,278
Commodity derivative liabilities – current	88,234	33,277	43,589
Accrued expenses and other current liabilities	63,900	66,902	53,631
Current maturities of long-term debt	44,232	15,145	32,655
Total current liabilities	662,579	992,807	937,088

Other long-term liabilities	17,129	18,406	14,083
Commodity derivative liabilities – noncurrent	9,636	1,134	590
Employee benefit plan obligations	49,768	53,131	49,478
Long-term debt, less current maturities	381,018	427,243	312,404
Deferred income taxes	91,869	78,138	75,377
Total liabilities	1,211,999	1,570,859	1,389,020
Total equity	670,292	611,445	602,420
Total liabilities and equity	$1,882,291	$2,182,304	$1,991,440

The Andersons, Inc.
Segment Data

	Grain	Ethanol	Plant Nutrient	Rail	Turf & Specialty	Retail	Other	Total
Three months ended September 30, 2013
Revenues from external customers	$765,833	$213,384	$95,681	$47,523	$27,624	$31,329	$—	$1,181,374

Gross profit	27,005	4,735	13,553	13,000	6,408	8,445	—	73,146

Equity in earnings of affiliates	12,003	10,174	—	—	—	—	—	22,177

Other income, net	1,216	35	320	5,031	135	102	766	7,605

Income (loss) before income taxes	14,315	11,790	(1,643)	12,360	(83)	(2,043)	(6,309)	28,387

Income (loss) attributable to the noncontrolling interests	(8)	886	—	—	—	—	—	878

Operating income (loss) (a)	$14,323	$10,904	$(1,643)	$12,360	$(83)	$(2,043)	$(6,309)	$27,509

Three months ended September 30, 2012
Revenues from external customers	$677,484	$209,634	$135,144	$59,703	$21,509	$34,928	$—	$1,138,402

Gross profit	21,166	3,846	15,297	22,892	5,296	9,819	—	78,316

Equity in earnings (loss) of affiliates	9,249	(3,224)	2	—	—	—	—	6,027

Other income, net	526	1	523	1,695	181	117	449	3,492

Income (loss) before income taxes	10,807	(2,629)	759	19,071	(1,571)	(1,769)	(344)	24,324

Loss attributable to the noncontrolling interests	—	(1,693)	—	—	—	—	—	(1,693)

Operating income (loss) (a)	$10,807	$(936)	$759	$19,071	$(1,571)	$(1,769)	$(344)	$26,017

	Grain	Ethanol	Plant Nutrient	Rail	Turf & Specialty	Retail	Other	Total
Nine months ended September 30, 2013
Revenues from external customers	$2,493,678	$634,933	$537,922	$132,488	$117,955	$103,332	$—	$4,020,308

Gross profit	73,947	19,189	64,703	46,536	22,747	28,526	—	255,648

Equity in earnings of affiliates	24,940	15,051	—	—	—	—	—	39,991

Other income, net	1,438	465	459	6,679	585	316	1,681	11,623

Income (loss) before income taxes	24,667	25,797	21,035	36,614	6,113	(3,673)	(12,563)	97,990

Income (loss) attributable to the noncontrolling interests	(8)	1,813	—	—	—	—	—	1,805

Operating income (loss) (a)	$24,675	$23,984	$21,035	$36,614	$6,113	$(3,673)	$(12,563)	$96,185

Nine months ended September 30, 2012
Revenues from external customers	$2,096,256	$528,062	$619,301	$127,608	$110,481	$109,661	$—	$3,591,369

Gross profit	80,207	8,544	78,272	47,020	20,785	32,008	—	266,836

Equity in earnings (loss) of affiliates	22,706	(7,305)	5	—	—	—	—	15,406

Other income, net	1,842	37	1,651	3,295	671	396	1,517	9,409

Income (loss) before income taxes	45,519	(6,020)	34,540	34,288	3,384	(3,090)	(10,501)	98,120

Loss attributable to the noncontrolling interest	—	(3,100)	—	—	—	—	—	(3,100)

Operating income (loss) (a)	$45,519	$(2,920)	$34,540	$34,288	$3,384	$(3,090)	$(10,501)	$101,220

(a) Operating income (loss) for each operating segment is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income.